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                                                                    EXHIBIT 99.1

               FACTORS POSSIBLY AFFECTING FUTURE OPERATING RESULTS

From time to time, Guidant Corporation (the company) publishes forward-looking statements relating to anticipated financial performance, business development (mergers, acquisitions, etc.), product development and regulatory approval timelines, intellectual property matters, market developments and similar matters. A variety of factors could cause the company's actual results and experience to differ materially from those projected, including the following:

    1.   Product development and production factors, including:

         a. The difficulties and uncertainties inherent in product development (including new products such as drug eluting stents), including products that appear promising during development but fail to reach the market or reach the market later than expected as a result of safety, performance or efficacy concerns, inability to obtain necessary regulatory approvals, unanticipated restrictions imposed on approved indications, excessive costs to manufacture or technological advances by competitors of the company.

         b. Unexpected safety, performance, or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals, or declining sales.

         c. Unexpected interruptions of manufacturing operations as a result of regulatory enforcement actions by the FDA, U.S. Nuclear Regulatory Commission, or other regulatory authorities or the unavailability of necessary components or materials used in manufacturing the company's products.

    2. Litigation and other legal factors that could preclude commercialization of products or negatively affect the level of sales or profitability of existing products, including litigation of product liability matters, commercial litigation, or patent litigation, which could result in injunctions, the payment of royalties or other damages.

    3.   Competitive factors, including:

         a. The ability of the company to obtain intellectual property rights sufficient to protect its products or the acquisition of patents by competitors that prevent the company from selling a product or including key features in the company's products.

         b. The introduction of new products or therapies (including products currently under development by the company and others, like drug eluting stents) or scientific or medical developments that render the company's existing products less competitive.

    4. Domestic and international governmental factors including changes to laws and regulations, policies and judicial decisions that affect the regulation and reimbursement of medical devices, product liability, healthcare reform or tax laws.



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    5.   Healthcare industry factors, including increased customer demands for price concessions, reductions in third-party (Medicare, Medicaid and other governmental programs, private healthcare insurance, and managed care plans) reimbursement levels or refusals to provide reimbursement for procedures using the company's products, and limits imposed by customers on the number of manufacturers or vendors from which the customer will purchase products.

    6. Internal factors, such as retention of key employees, including key sales personnel, and changes in business strategies.

    7. The impact of restructuring and business combinations, including the integration of acquired businesses.

    8. General economic factors, including changes in foreign currency exchange rates, interest rates and inflation.

    9. Other factors beyond the control of the company, including earthquakes (particularly in light of the fact that the company has significant facilities located near major earthquake fault lines), floods, fires, explosions, or acts of terrorism or war, the outcomes of which may not be covered by insurance.


The company does not undertake to update its forward-looking statements.

The company's Annual Report on Form 10-K (to which this document is an exhibit) further describes the risks associated with manufacturing, patents, competition, regulation, third-party reimbursement and related matters.